Exhibit 5.01

August 6, 2025

Entergy Corporation

639 Loyola Avenue

New Orleans, Louisiana 70113

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Corporation (“Entergy”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) an indeterminate amount of Entergy’s (i) common stock, $0.01 par value (“Common Stock”), (ii) preferred stock, no par value (“Preferred Stock”), (iii) depositary shares (“Depositary Shares”) representing fractional interests in shares of Preferred Stock, (iv) unsecured senior notes (“Senior Notes”) to be issued in one or more new series pursuant to Entergy’s Indenture (for Unsecured Debt Securities), dated as of September 1, 2010, with Computershare Trust Company, N.A., as successor trustee, as heretofore supplemented and as may be further supplemented and amended from time to time (the “Senior Note Indenture”), and (v) junior subordinated debentures (“Junior Subordinated Debentures”) to be issued in one or more series pursuant to Entergy’s Indenture (for Unsecured Subordinated Debt Securities), dated as of May 1, 2024, between Entergy and The Bank of New York Mellon, as trustee, as heretofore supplemented and as may be further supplemented and amended from time to time (the “Junior Subordinated Indenture”), and (b) shares of Common Stock having an aggregate gross sales price of up to $1,657,982,431.14 (“Sales Agreement Shares”) available for sale pursuant to the Equity Distribution Sales Agreement, dated January 11, 2021, as amended and supplemented by the First Amendment to Equity Distribution Sales Agreement, dated May 6, 2024 (as heretofore amended and supplemented, the “Sales Agreement”), with BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as sales agents and as forward sellers, and Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman

Morgan, Lewis & Bockius LLP
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Entergy Corporation

August 6, 2025

Sachs & Co. LLC, JPMorgan Chase Bank, National Association, New York Branch, Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association, as forward purchasers and, as applicable, ten separate “Master Forward Confirmations” meaning, collectively, (i) the Master Forward Confirmation, dated January 11, 2021, by and between Entergy and Bank of America, N.A., (ii) the Master Forward Confirmation, dated January 11, 2021, by and between Entergy and Citibank, N.A., (iii) the Master Forward Confirmation, dated January 11, 2021, by and between Entergy and JPMorgan Chase Bank, National Association (New York Branch), (iv) the Master Forward Confirmation, dated January 11, 2021, by and between Entergy and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), (v) the Master Forward Confirmation, dated January 11, 2021, by and between Entergy and Wells Fargo Bank, National Association, (vi) the Master Forward Confirmation, dated May 6, 2024, by and between Entergy and BNP Paribas, (vii) the Master Forward Confirmation, dated May 6, 2024, by and between Entergy and Goldman Sachs & Co. LLC, (viii) the Master Forward Confirmation, dated May 6, 2024, by and between Entergy and Morgan Stanley & Co. LLC, (ix) the Master Forward Confirmation, dated May 6, 2024, by and between Entergy and MUFG Securities EMEA plc and (x) the Master Forward Confirmation, dated May 6, 2024, by and between Entergy and The Bank of Nova Scotia; and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Senior Note Indenture and the Junior Subordinated Indenture. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or electronic copies, the authenticity of the originals of all documents submitted to us as copies, and the enforceability of all documents submitted to us against parties other than Entergy. We have also assumed that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and that there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise.

Entergy Corporation

August 6, 2025

Subject to the above stated assumptions and to the qualifications hereinafter expressed, we are of the opinion that:

1. The Common Stock, other than the Sales Agreement Shares, will be legally issued, fully paid and non-assessable when:

a. Entergy’s Board of Directors (the “Board”) or a duly authorized committee thereof (“Board Committee”) shall have adopted appropriate resolutions (“Common Stock Resolutions”) approving and authorizing the issuance and sale of such Common Stock; and

b. such Common Stock shall have been issued and sold by Entergy in compliance with Entergy’s Restated Certificate of Incorporation, as amended, for the consideration contemplated by the Common Stock Resolutions and otherwise as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Common Stock.

2. The Sales Agreement Shares to be issued and sold by Entergy (a) pursuant to the Sales Agreement have been duly authorized by the Board and/or a Board Committee and, when issued and delivered by Entergy in accordance with the Sales Agreement against payment of the consideration contemplated thereby, will be validly issued, fully paid and non-assessable; and (b) pursuant to the terms of a supplemental forward confirmation to a Master Forward Confirmation have been duly authorized by the Board and/or a Board Committee and when such Sales Agreement Shares have been issued upon physical settlement or net share settlement, as applicable, in accordance with such Master Forward Confirmation (and such related supplemental forward confirmation) and against payment of the consideration contemplated thereby, such Sales Agreement Shares will be validly issued, fully paid and non-assessable.

3. The Preferred Stock will be legally issued, fully paid and non-assessable when:

a. Entergy’s Board of Directors or a duly authorized committee thereof shall have adopted appropriate resolutions (“Preferred Stock Resolutions”) approving and authorizing the issuance and sale of such Preferred Stock;

b. Entergy’s Board of Directors or a duly authorized committee thereof shall have adopted a Certificate of Designations (the “Certificate of Designations”) designating and establishing the terms of the series of Preferred Stock, and shall have caused such Certificate of Designations to be filed with the Secretary of State of the State of Delaware; and

c. such Preferred Stock shall have been issued and sold by Entergy in compliance with Entergy’s Restated Certificate of Incorporation, as amended by the Certificate of Designations, for the consideration contemplated by the Preferred Stock Resolutions and otherwise as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Preferred Stock.

Entergy Corporation

August 6, 2025

4. The Depositary Shares will be legally issued and will be binding obligations of Entergy, and the depositary receipts representing the Depositary Shares (the “Receipts”) will entitle their holders to the rights specified therein and in the Deposit Agreement (as defined below) and the Receipts, when:

a. Entergy’s Board of Directors or a duly authorized committee thereof shall have adopted appropriate resolutions (“Depositary Share Resolutions”) approving and authorizing the issuance and sale of such Depositary Shares and the series of Preferred Stock to be represented by the Depositary Shares;

b. Entergy’s Board of Directors or a duly authorized committee thereof shall have adopted a Certificate of Designations designating and establishing the terms of the series of Preferred Stock to be represented by the Depositary Shares, shall have caused such Certificate of Designations to be filed with the Secretary of State of the State of Delaware, and such Preferred Stock shall have been duly issued and deposited with the Depositary;

c. the applicable deposit agreement (the “Deposit Agreement”) shall have been duly authorized by the Board and/or a Board Committee and validly executed and delivered by Entergy and the depositary thereunder appointed by Entergy (the “Depositary”), and the terms of the Depositary Shares, and of their issuance and sale shall have been duly established in conformity with the Deposit Agreement;

d. the Receipts shall have been duly issued against the deposit of such Preferred Stock in accordance with the Deposit Agreement, and shall have been duly executed, countersigned and registered in accordance with the provisions of the Deposit Agreement; and

e. such Receipts have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Depositary Shares and the Deposit Agreement.

5. The Senior Notes will be binding obligations of Entergy when:

a. Entergy’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of Entergy, acting within authority granted by a then-current resolution of Entergy’s Board of Directors, shall have approved and established the terms and provisions of such Senior Notes in accordance with the Senior Note Indenture;

Entergy Corporation

August 6, 2025

b. such Senior Notes shall have been executed and authenticated in accordance with the Senior Note Indenture, and issued and sold by Entergy in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Senior Notes; and

c. such Senior Notes have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Senior Notes and the Senior Note Indenture.

6. The Junior Subordinated Debentures will be binding obligations of Entergy when:

a. Entergy’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of Entergy, acting within authority granted by a then-current resolution of Entergy’s Board of Directors, shall have approved and established the terms and provisions of such Junior Subordinated Debentures in accordance with the Junior Subordinated Indenture;

b. such Junior Subordinated Debentures shall have been executed and authenticated in accordance with the Junior Subordinated Indenture, and issued and sold by Entergy in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Junior Subordinated Debentures; and

c. such Junior Subordinated Debentures have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Junior Subordinated Debentures and the Junior Subordinated Indenture.

We further note that the binding obligations of the Senior Notes and the Junior Subordinated Debentures may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (b) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

Entergy Corporation

August 6, 2025

This opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP